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                                                                   Exhibit 23.2

                        Consent of Independent Auditors

          We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-43842) and related Prospectus of Bottomline Technologies (de), Inc. and to the incorporation by reference of our report dated November 10, 2000 with respect to the consolidated financial statements of Checkpoint (Holdings) Limited as of April 30, 2000 and 1999 and for the year ended April 30, 2000 and the period January 11, 1999 (inception) to April 30, 1999 and Checkpoint Securities Services Limited for the period May 1, 1998 to March 10, 1999 included in Bottomline Technologies (de), Inc.'s Current Report on Form 8-K/A, dated November 13, 2000, filed with the Securities and Exchange Commission.



                                                            /s/ Ernst & Young

November 10, 2000
Reading, England